World Funds Trust 485BPOS

Exhibit 99(j)(12)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the World Funds Trust, and to the use of our reports dated December 24, 2019 on the financial statements and financial highlights of SIM U.S Core Managed Volatility Fund, SIM Global Core Managed Volatility Fund, and SIM Income Fund (the “Funds”), each a series of The World Funds Trust (the “Trust”). Such financial statements and financial highlights appear in the 2019 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information.

Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

February 28, 2020